EXHIBIT 99.1

                                  NEWS RELEASE

                                                               Company Contacts:
                                       Investors: Frank Hopkins or Chris Paulsen
                                      Media and Public Affairs:   Susan Spratlen
                                                                  (972) 444-9001

                Pioneer Announces First Quarter Share Repurchases

Dallas, Texas, April 5, 2005 -- Pioneer Natural Resources Company (NYSE:PXD) announced today that it repurchased approximately 3.74 million shares of its common stock outstanding at a total cost of approximately $152 million during the quarter ended March 31, 2005. The shares were repurchased under a $300 million program approved by the board of directors in January.

"We were aggressive in buying shares during the first quarter as the stock price allowed us to buy our own proved reserves at well below the industry average finding and acquisition cost and below our assessment of Pioneer's net asset value. We see this as a very low-risk strategy that offers a great return on investment and a direct means to return capital to shareholders," stated Scott Sheffield, Pioneer's Chairman and CEO.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, South Africa, Tunisia, Equatorial Guinea and Nigeria. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.



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